Exhibit 99

PepsiAmericas Reports Second Quarter 2009 Results

  Reported EPS was $0.50; Adjusted EPS up 3 percent to $0.74
  Strong U.S. performance drives second quarter results with U.S. revenue up 5 percent
  Company raises full year 2009 adjusted EPS outlook to a range of $1.87 to $1.94

MINNEAPOLIS--(BUSINESS WIRE)--July 28, 2009--PepsiAmericas, Inc. (NYSE:PAS) today reported second quarter 2009 net income of $61.4 million, or diluted earnings per share (EPS) of $0.50. These results compare to second quarter reported net income in 2008 of $90.8 million, or $0.72 per share. Net income in the second quarter of 2009 included various non-comparable items which in total decreased net income by $29.6 million, or EPS by $0.24, resulting in adjusted EPS of $0.74. Results were also negatively impacted by foreign currency movements, which reduced net income by $34.4 million and EPS by $0.28.

The non-comparable results reflect a $0.19 EPS impact from the accelerated recognition of cumulative currency translation and pension adjustments per SFAS No. 160. This non-cash charge resulted from the deconsolidation of the Caribbean operation related to the formation of a strategic joint venture that combines the company’s Caribbean bottling operations, excluding the Bahamas, with The Central America Beverage Corporation (CABCORP).

Chairman and Chief Executive Officer Robert C. Pohlad said, “We are pleased with our second quarter results, which build on a solid first quarter performance. The strength of our brands combined with our continued strategic investments and consistent improvement in productivity have provided us with the flexibility to manage through today’s economic reality.

“As a result of our strong first half performance, we are raising our adjusted full year 2009 earnings outlook to $1.87 to $1.94. Across all geographies, we continue to execute on our global pricing plans to protect margins, increase distribution gains, expand our brand portfolio and drive costs out of our systems. Specifically in the U.S., we grew revenue by 5 percent and operating profits by 24 percent in the quarter. In Central and Eastern Europe, the combination of pricing and productivity helped to manage through significant foreign currency headwinds, although still having an impact on our worldwide operating results, as reflected in the highlights section below.

“As we begin the second half of the year, we believe we are well positioned to continue to capitalize on the capabilities of our organization and the market opportunities ahead,” Pohlad continued.

Second Quarter 2009 Worldwide Financial Highlights

While operating income decreased 4 percent to $158.8 million, including non-comparable items of $7.7 million and $43.7 million of foreign currency headwinds, strong pricing and cost management drove comparable operating income up 27 percent on a currency neutral basis. The impact of foreign currency continues to have a significant impact on results, and in the second quarter, decreased revenue 8 percentage points and decreased cost of goods sold and SD&A by 5 percentage points each.

  Revenue of $1.3 billion decreased 6 percent, with currency neutral revenue up 1.8 percent, led by strong pricing across all markets.
  Volume declined 5 percent, reflecting Central and Eastern Europe (CEE) volume declines of 13 percent as the difficult economic environment continued, along with adverse weather conditions. U.S. volume increased 0.2 percent and benefited from the calendar shift of the holidays.
  Cost of goods sold per unit was favorable to prior year by 1.4 percent, driven by the impact of foreign currency. On a currency neutral basis, cost of goods sold per unit increased 4 percent, reflecting raw material cost increases offset partly by system efficiencies. Cost of goods sold per unit excludes the impact of mark-to-market gains.
  Selling, delivery and administrative expenses (SD&A) were favorable to prior year quarter by 8 percent. Comparable SD&A on a currency neutral basis decreased 4 percent reflecting lower volume and the company’s productivity and cost initiatives.

Second Quarter U.S. Operations Highlights

Net sales in the U.S. increased 5 percent to $963.1 million in the second quarter reflecting strong pricing. Volume increased 0.2 percent and benefited approximately 4.5 percentage points from the quarterly shift in the Easter and Fourth of July holidays. Carbonated soft drink volume increased 3 percent compared to the prior year period, led by increases in Pepsi, Mountain Dew and the addition of Crush. Non-carbonated soft drinks decreased approximately 12 percent, which reflected the continued decline in the low margin Aquafina take-home package and Trademark Lipton. Single serve volume continued to grow in the retail channel while softness in the foodservice channels, particularly third party operators, drove overall single serve declines in the quarter. Net pricing grew 4.8 percent, primarily reflecting rate increases to cover higher raw material costs which drove cost of goods sold per unit up by 4.1 percent. The holiday shift also resulted in a 1.7 percent decrease in net pricing. Gross profit increased 7 percent in the quarter to $411.7 million.

SD&A increased by $1 million to $270.5 million which included $4.6 million of non-comparable items. Comparable SD&A expenses decreased due to lower fuel costs and the timing of productivity initiatives and costs. Operating income was $141.3 million, compared to $114.3 million in the prior year quarter, which included non-comparable adjustments of $(0.5) million and $0.1 million, respectively.

Second Quarter International Operations Highlights

CEE net sales of $246 million in the second quarter were down 32 percent from the prior year, primarily due to a 27 percentage point negative impact from foreign currency. Volume declined 13 percent reflecting continued category softness and adverse weather conditions. Net pricing on a currency neutral basis grew 9.6 percent to cover raw material costs and, in part, transactional currency headwinds.

Cost of goods sold per unit decreased 17.4 percent, due primarily to a 19 percentage point favorable impact from foreign currency offset partly by higher raw material costs. Gross profit declined 36 percent to $93.7 million for the quarter. SD&A of $69.4 million was down 28 percent due to foreign currency as well as lower compensation and advertising costs. CEE’s operating income was $17.4 million, which included $6.9 million of non-comparable items and $43.7 million in foreign currency headwinds. In the second quarter of 2009, we recorded $6.9 million of special charges in CEE related to the restructuring of our Hungary operations, primarily for severance and fixed asset impairments. Operating income was $50 million in the prior year quarter.

Caribbean net sales were $52.8 million in the second quarter, down 18 percent from the prior year quarter due to a 17.6 percent volume decline and the impact of foreign currency. Currency neutral net pricing increased 8.2 percent to cover increased cost of goods sold per unit, which was up 8.3 percent on a currency neutral basis. Gross profit declined 14 percent to $14.1 million. SD&A decreased 16 percent due to lower costs that resulted from the prior year’s restructuring initiative as well as lower volume. The Caribbean reported a slight operating profit in the quarter, which included $1.3 million of non-comparable items. Operating income was $1.2 million in the prior year quarter.

2009 Outlook

The company is raising its full year 2009 adjusted EPS outlook to a range of $1.87 to $1.94, from its previous range of $1.83 to $1.90. This revised outlook reflects the strong first half results of its U.S. business.

The deconsolidation of the Caribbean related to the strategic joint venture with CABCORP is estimated to reduce full year revenue by 2.5 percentage points, reduce SD&A by approximately 2 percentage points and operating profits by approximately 1.5 percentage points. The company's share in the earnings of the joint venture will be recorded in “Equity in net earnings of nonconsolidated companies” on the income statement.

Including the impact of foreign currency based on recent exchange rates, the company continues to expect adjusted operating profit declines at the low end of the previously guided 4 to 5 percent range, despite the 1.5 percentage point negative Caribbean impact. These 2009 forecasts are based on a 52 week comparable basis.

The company now expects to generate adjusted operating cash flow at the high end of its guided range of $180 to $200 million.

Conference Call

PepsiAmericas will hold its second quarter 2009 earnings conference call at 10:00 AM CDT today, Tuesday, July 28, 2009, through a live webcast over the Internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of our website.

About PepsiAmericas

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PepsiAmericas serves territories with a population of more than 200 million in a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and through our new joint venture, the Caribbean and Central America. For more information, please visit www.pepsiamericas.com.

Cautionary Statement

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the outcome of, or developments concerning, PepsiCo’s proposal to purchase all outstanding shares of our company that it does not already own; competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business, regulatory and political conditions in the countries and territories where we operate. For additional information on these and other risks and uncertainties that could cause our actual results to materially differ from those set forth herein, please see our SEC reports, including “Risk Factors” in our 2008 Annual Report on Form 10-K. We undertake no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

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PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Second Quarter		First Half

	2009	2008	2009	2008

Net sales	$1,261.9	$1,340.8	$2,319.4	$2,439.5
Cost of goods sold	742.4	794.0	1,386.5	1,468.9
Gross profit	519.5	546.8	932.9	970.6
Selling, delivery and administrative expenses	352.6	381.2	701.6	734.2
Special charges	8.1	0.1	8.3	0.6
Operating income	158.8	165.5	223.0	235.8
Interest expense, net	26.8	28.5	52.8	58.1
Loss from deconsolidation of business	25.8	-	25.8	-
Other (expense) income, net	(3.5)	1.1	(6.1)	(0.2)
Income from continuing operations before income taxes and equity in net loss of nonconsolidated companies	102.7	138.1	138.3	177.5
Income taxes	40.2	42.3	52.5	55.7
Equity in net loss of nonconsolidated companies	0.1	0.2	0.7	0.6
Net income	62.4	95.6	85.1	121.2
Less: Net income attributable to noncontrolling interests	1.0	4.8	2.0	5.7
Net income attributable to PepsiAmericas, Inc.	$61.4	$90.8	$83.1	$115.5

Weighted average common shares:
Basic	121.2	124.9	121.9	126.0
Incremental effect of stock options and awards	1.8	1.5	2.0	1.7
Diluted	123.0	126.4	123.9	127.7

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:
Basic	$0.51	$0.73	$0.68	$0.92
Diluted	$0.50	$0.72	$0.67	$0.90

Cash dividends declared per share	$0.14	$0.135	$0.28	$0.27

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of First	End of Fiscal
	Half	Year
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$191.2	$242.4
Receivables, net	551.6	305.5
Inventories	273.8	238.5
Other current assets	122.7	119.7
Total current assets	1,139.3	906.1

Property and equipment, net	1,270.0	1,355.7
Goodwill	2,191.6	2,244.6
Intangible assets, net	499.0	498.6
Other assets	214.9	49.1
Total assets	$5,314.8	$5,054.1

LIABILITIES AND EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$421.4	$525.0
Payables and other current liabilities	566.2	523.2
Total current liabilities	987.6	1,048.2

Long-term debt	1,988.4	1,642.3
Deferred income taxes	249.1	237.6
Other liabilities	252.9	295.0
Total liabilities	3,478.0	3,223.1

Equity:
PepsiAmericas, Inc. shareholders' equity:
Preferred stock	-	-
Common stock	1,286.3	1,296.9
Retained income	876.6	828.2
Accumulated other comprehensive loss	(190.6)	(200.8)
Treasury stock	(348.9)	(324.3)
Total PepsiAmericas, Inc. shareholders' equity	1,623.4	1,600.0
Noncontrolling interests	213.4	231.0
Total equity	1,836.8	1,831.0

Total liabilities and equity	$5,314.8	$5,054.1

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Half
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85.1	$121.2
Adjustments to reconcile to net cash (used in) provided by operating activities of continuing operations:
Depreciation and amortization	96.9	104.5
Deferred income taxes	3.8	4.7
Special charges and adjustments	8.3	0.6
Cash outlays related to special charges	(3.7)	(0.9)
Pension contributions	(11.1)	-
Equity in net loss of nonconsolidated companies	0.7	0.6
Excess tax benefits from share-based payment arrangements	(1.0)	(0.9)
Marketable securities impairment	2.1	-
Loss from deconsolidation of business, net of tax	23.0	-
Other	15.9	12.1
Changes in assets and liabilities:
Decrease in securitized receivables	(150.0)	-
Increase in remaining receivables	(136.8)	(103.7)
Increase in inventories	(65.6)	(33.8)
Increase in payables	42.5	29.7
Net change in other assets and liabilities	23.1	(22.2)
Net cash (used in) provided by operating activities of continuing operations	(66.8)	111.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(133.7)	(103.3)
Franchises and companies acquired, net of cash acquired	-	(1.0)
Distribution rights acquired	(12.6)	-
Cash divested from deconsolidation	(7.1)	-
Proceeds from sales of property and equipment	3.2	3.4
Net cash used in investing activities	(150.2)	(100.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	51.2	146.2
Proceeds from issuance of long-term debt	345.4	-
Repayment of long-term debt	(155.0)	(47.5)
Excess tax benefits from share-based payment arrangements	1.0	0.9
Contribution from noncontrolling interests	6.4	26.0
Issuance of common stock	3.5	2.1
Treasury stock purchases	(45.2)	(105.2)
Cash dividends	(35.2)	(34.6)
Net cash provided by (used in) financing activities	172.1	(12.1)

Net operating cash flows used in discontinued operations	(1.6)	(6.0)
Effects of exchange rate changes on cash and cash equivalents	(4.7)	7.8
Change in cash and cash equivalents	(51.2)	0.7
Cash and cash equivalents as of beginning of fiscal year	242.4	189.7
Cash and cash equivalents as of end of first half	$191.2	$190.4

Notes to condensed consolidated financial statements (unaudited):

1. Adoption of Statement of Financial Accounting Standards No. 160: In the first quarter of fiscal year 2009, we adopted Statement of Financial Accounting Standards ("SFAS") No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51," which established accounting and reporting standards for noncontrolling interests, previously called minority interest. SFAS No. 160 required that we report noncontrolling interests in the equity section of the Condensed Consolidated Balance Sheets but separate from PepsiAmericas, Inc. shareholders' equity for all periods presented. SFAS No. 160 also required clear presentation of net income attributable to PepsiAmericas, Inc. and the noncontrolling interest on the face of the Condensed Consolidated Statements of Income for all periods presented.

2. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included in these notes is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income attributable to PepsiAmericas, Inc. and basic and diluted earnings per share attributable to PepsiAmericas, Inc. common shareholders. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives, unrealized gains on derivatives not designated as hedging instruments, the impairment of marketable securities, the loss from deconsolidation of business, fees associated with PepsiCo's non-binding acquisition proposal and the impairment of non-operating assets.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

Notes to condensed consolidated financial statements (unaudited) - continued:

We have provided the tables below that summarize the adjustments that impact comparability of the periods presented:

	Second Quarter 2009		Second Quarter 2008
		Net Income		Net Income
		attributable to		attributable to
	Operating	PepsiAmericas,	Operating	PepsiAmericas,
	Income	Inc.	Income	Inc.
(unaudited, in millions)
As reported	$158.8	$61.4	$165.5	$90.8
Items impacting comparability:
Unrealized gains on derivatives	(7.5)	(4.7)	-	-
Special charges	8.1	5.5	0.1	0.1
Marketable securities impairment	-	1.3	-	-
Loss from deconsolidation of business	-	23.0	-	-
Acquisition proposal fees	2.2	1.4	-	-
Non-operating assets impairment	4.9	3.1	-	-
Adjusted comparisons	$166.5	$91.0	$165.6	$90.9

Weighted average common shares:
Basic		121.2		124.9
Incremental effect of stock options and awards		1.8		1.5
Diluted		123.0		126.4

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:

Basic - As reported		$0.51		$0.73
Basic - As adjusted		$0.75		$0.73

Diluted - As reported		$0.50		$0.72
Diluted - As adjusted		$0.74		$0.72

	First Half 2009		First Half 2008
		Net Income		Net Income
		attributable to		attributable to
	Operating	PepsiAmericas,	Operating	PepsiAmericas,
	Income	Inc.	Income	Inc.
(unaudited, in millions)
As reported	$223.0	$83.1	$235.8	$115.5
Items impacting comparability:
Unrealized gains on derivatives	(1.9)	(1.2)	(0.1)	-
Special charges	8.3	5.7	0.6	0.4
Marketable securities impairment	-	1.3	-	-
Loss from deconsolidation of business	-	23.0	-	-
Acquisition proposal fees	2.2	1.4	-	-
Non-operating assets impairment	4.9	3.1	-	-
Adjusted comparisons	$236.5	$116.4	$236.3	$115.9

Weighted average common shares:
Basic		121.9		126.0
Incremental effect of stock options and awards		2.0		1.7
Diluted		123.9		127.7

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:

Basic - As reported		$0.68		$0.92
Basic - As adjusted		$0.95		$0.92

Diluted - As reported		$0.67		$0.90
Diluted - As adjusted		$0.94		$0.91

Notes to condensed consolidated financial statements (unaudited) - continued:

Adjustments included in this earnings release were as follows:

Unrealized gains on derivatives: Unrealized gains on derivatives consists of the change in market value of derivative instruments that were not designated as hedging instruments. In the second quarter of 2009, we recorded $7.5 million of unrealized gains on derivatives in the U.S. related to commodity contracts; $5.0 million was recorded in cost of goods sold and $2.5 million was recorded in selling, delivery and administrative expenses (SD&A). In the first half of 2009, we recorded $1.9 million of unrealized gains on derivatives in the U.S. related to commodity contracts; $1.0 million was recorded in cost of goods sold and $0.9 million was recorded in SD&A. In the first half of 2008, we recorded $0.1 million of unrealized gains on derivatives in the U.S. in cost of goods sold.

Special charges: In the second quarter and first half of 2009, we recorded special charges of $8.1 million and $8.3 million, respectively. In the second quarter and first half of 2009, we recorded $6.9 million of special charges in CEE related to the restructuring of our Hungary operations, primarily for severance and fixed asset impairments. In the second quarter and first half of 2009, we recorded $1.3 million and $1.5 million, respectively, of special charges in the Caribbean related to restructuring and severance costs. In the second quarter and the first half of 2008, we recorded special charges of $0.1 million and $0.6 million, respectively, in the U.S. related to our strategic realignment of the U.S. sales organization.

Marketable securities impairment: In the second quarter and first half of 2009, we recorded an other-than-temporary loss of $2.1 million ($1.3 million after taxes) to write off an equity security, Northfield Laboratories, Inc., that was classified as available-for-sale. The loss was recorded in other (expense) income, net.

Loss from deconsolidation of business: In the second quarter of 2009, we completed the formation of a joint venture with The Central America Beverage Corporation in which we contributed our Caribbean operations, excluding the Bahamas, for an 18 percent interest in the new joint venture. We recognized a non-cash loss of $25.8 million ($23.0 million after taxes) related to the deconsolidation of our Caribbean subsidiaries. This loss included the recognition of deferred losses associated with cumulative translation adjustments and pension losses, which were previously included in accumulated other comprehensive loss.

Acquisition proposal fees: On April 19, 2009, we received a non-binding proposal from PepsiCo to acquire all of the outstanding shares of PepsiAmericas’ common stock that were not already owned by PepsiCo for $23.27 per share consisting of $11.64 in cash and 0.223 shares of PepsiCo common stock. Our Board of Directors formed a Transactions Committee to evaluate the proposal and on May 7, 2009, we announced that we had informed PepsiCo that our Board of Directors, based on the recommendation of the Transactions Committee, unanimously determined that PepsiCo’s April 19 proposal was not acceptable and was not in the best interest of our shareholders. During the second quarter of 2009, we recorded $2.2 million of fees associated with the review of PepsiCo's offer. These fees were recorded in SD&A in the U.S. geographic segment.

Non-operating assets impairment: In the second quarter of 2009, we recorded a $4.9 million write down of non-operating assets in the U.S. The loss was recorded in SD&A in the U.S. geographic segment.

Notes to condensed consolidated financial statements (unaudited) - continued:

Cause of Change Tables
	Second Quarter 2009 compared to Second Quarter 2008
	U.S.	Caribbean	CEE	Worldwide
Volume Change
Change in volume	0.2%	(17.6%)	(13.0%)	(5.0%)
Net Sales Change
Volume impact*	0.2%	(15.5%)	(12.0%)	(4.3%)
Net price per case, excluding impact of currency translation	4.8%	8.2%	9.6%	6.7%
Currency translation	-	(9.4%)	(26.9%)	(7.7%)
Non-core	-	(1.6%)	(2.2%)	(0.6%)
Change in reported net sales	5.0%	(18.3%)	(31.5%)	(5.9%)
Cost of Goods Sold Change
Volume impact*	0.2%	(15.5%)	(11.8%)	(4.2%)
Cost per case, excluding impact of currency translation	4.1%	8.3%	1.4%	4.0%
Currency translation	-	(9.9%)	(16.8%)	(5.1%)
Unrealized gains on derivatives	(0.9%)	-	-	(0.6%)
Non-core	-	(2.8%)	(1.1%)	(0.6%)
Change in reported cost of goods sold	3.4%	(19.9%)	(28.3%)	(6.5%)
SD&A Expense Change
Cost impact, excluding impact of currency translation	(1.3%)	(6.6%)	(10.2%)	(3.8%)
Currency translation	-	(9.3%)	(18.0%)	(4.9%)
Unrealized gains on derivatives	(0.9%)	-	-	(0.7%)
Other non-comparable items	2.6%	-	-	1.9%
Change in reported SD&A expense	0.4%	(15.9%)	(28.2%)	(7.5%)
Operating Income (Loss) Change
Operating results, excluding impact of currency translation	23.1%	-	36.0%	26.8%
Currency translation	-	16.7%	(87.4%)	(26.3%)
Unrealized gains on derivatives	6.6%	-	-	4.5%
Other non-comparable items**	(6.1%)	(108.4%)	(13.8%)	(9.0%)
Change in reported operating income	23.6%	(91.7%)	(65.2%)	(4.0%)

	First Half 2009 compared to First Half 2008
	U.S.	Caribbean	CEE	Worldwide
Volume Change
Change in volume	(0.4%)	(15.9%)	(12.7%)	(5.1%)
Net Sales Change
Volume impact*	(0.4)%	(13.8%)	(11.7%)	(4.5%)
Net price per case, excluding impact of currency translation	5.3%	7.0%	8.7%	7.0%
Currency translation	-	(7.4%)	(26.1%)	(7.0%)
Non-core	0.5%	(1.4%)	(2.0%)	(0.4%)
Change in reported net sales	5.4%	(15.6%)	(31.1%)	(4.9%)
Cost of Goods Sold Change
Volume impact*	(0.4%)	(13.9%)	(11.5%)	(4.3%)
Cost per case, excluding impact of currency translation	4.5%	6.7%	(0.2%)	3.7%
Currency translation	-	(7.7%)	(17.0%)	(4.9%)
Unrealized gains on derivatives	(0.1%)	-	-	(0.1%)
Non-core	0.7%	(1.8%)	(1.0%)	-
Change in reported cost of goods sold	4.7%	(16.7%)	(29.7%)	(5.6%)
SD&A Expense Change
Cost impact, excluding impact of currency translation	0.9%	(6.7%)	(3.0%)	(0.4%)
Currency translation	-	(8.1%)	(19.2%)	(4.9%)
Unrealized gains on derivatives	(0.2%)	-	-	(0.1%)
Other non-comparable items	1.3%	-	-	1.0%
Change in reported SD&A expense	2.0%	(14.8%)	(22.2%)	(4.4%)
Operating Income (Loss) Change
Operating results, excluding impact of currency translation	23.0%	37.5%	35.9%	26.7%
Currency translation	-	75.0%	(99.1%)	(26.6%)
Unrealized gains on derivatives	1.2%	-	-	0.8%
Other non-comparable items**	(3.8%)	(187.5%)	(10.7%)	(6.3%)
Change in reported operating income (loss)	20.4%	(75.0%)	(73.9%)	(5.4%)

* The amounts in this table represent the dollar impact on net sales and cost of goods sold due to changes in volume and are not intended to equal the absolute change in volume.

** Other non-comparable items include the impact of special charges, marketable securities impairment, loss from deconsolidation of business, acquisition proposal fees and non-operating assets impairment.

Full Year 2009 EPS Outlook: A reconciliation of our full year 2009 estimated EPS range with and without the items impacting comparability discussed in this press release, and including such items anticipated in the last six months, is provided below.

	Full Year 2009 Outlook Estimated	Full Year
	EPS Range	2008

(Unaudited)
Diluted earnings per share from continuing operations
As reported, estimated	$1.54 - $1.61	$1.85
Items impacting comparability
Impact of 53rd week	-	(0.04)
Special charges and adjustments	0.10	0.14
Loss from deconsolidation of business	0.19	-
Acquisition proposal fees*	0.01	-
Non-operating asset impairment	0.03	-
As adjusted, estimated	$1.87-$1.94	$1.95
* Reflects fees incurred to date; balance of year fees are currently indeterminable.

CONTACT:
PepsiAmericas, Inc.
Investor Relations
Sara Zawoyski, 612-661-3830
Media Relations
Mary Viola, 847-598-2870